TO:               Globaltron Communications Corporation ("Globaltron")

FROM:             Lucent Technologies Inc., InterNetworking Systems ("Lucent")

DATE:             August 23, 1999

RE:               Equipment Financing Proposal

1. Equipment Financing. Lucent will provide equipment financing in the amount of $10,000,000 for the acquisition of equipment and professional services from Lucent Technologies Inc., InterNetworking Systems, segregated into three tranches. Tranche I, in the amount of $1,750,000 shall be available for Lucent equipment that will be located outside of the US. Tranche II, in the amount of $6,750,000, shall be available for Lucent equipment that will be located within the USA. Tranche III, in the amount of $1,5000,000, shall be available for professional services provided by Lucent and soft costs such as taxes and shipping charges on the equipment purchased from Lucent. Advances under each Tranche shall be subject to the terms and conditions of the facility and the milestones listed below.

2.       Interest, Payments, Milestones, and Conditions:

                  A) Interest:      Tranche I:       12.25% per annum
                                    Tranche II:      11.5%  per annum
                                    Tranche III:     12.25% per annum

                  B) Payments:      Tranche I:
                                    Tranche I advances shall be documented using a Conditional Sale Agreement. Interest only payments shall be due on amounts advanced from the date of advance through March 31, 2000. Thereafter, 24 equal monthly payments of principal and interest payable in arrears shall begin April 1, 2000 and end March 1,
                                    2002, at which time a final payment of $1.00 shall be due and payable. Upon payment in full, title shall transfer to Globaltron.

                                    Tranche II:
                                    Tranche II advances shall be documented
                                    using a Term Loan Agreement. Interest only payments shall be due on amounts advanced from the date of advance through the earlier of the date of payment in full of the Tranche I and Tranche III amounts, or March 1, 2002. Thereafter, 30 equal monthly payments of principal and interest payable in arrears shall begin April 1, 2002 and end March 1, 2005.

                                    Tranche III:
                                    Tranche III advances shall be documented using a Term Loan Agreement. Interest only payments shall be due on amounts advanced from the date of advance through March 31, 2000. Thereafter, 24 equal monthly payments of principal and interest payable in arrears shall begin April 1, 2000 and end March 1, 2002.

                  C) Last Draw:     March 31, 2000 for Tranche  One.
                                    September 30, 2000 for Tranche Two and
                                    Three.

                  D) Milestones

                           Subject to the conditions to advances listed in paragraph 2 (E):

                           (i) Up to $3,000,000 in aggregate for all Tranche shall be available immediately

                           (ii) An additional $2,000,000 (aggregate amount) will be available when Globaltron (a) provides to Lucent copies of fully executed documentation from Bridge Pointe Capital showing equity or subordinated debt commitments of at least $800,000, and (b) provides evidence of funding of such commitment.

                           (iii) The remaining $4,000,000 (aggregate amount will be available when Globaltron (a) provides to Lucent copies of fully executed documentation from Bridge Pointe Capital showing equity or subordinated debt commitments of at least $5,000,000, and (b) provides evidence of the funding of such commitments ( which amounts shall be in aggregate from August 1, 1999 forward, inclusive of the $800,000 discussed above).

                  E) Conditions to Advances

                           Lucent reserves the right to refuse shipment under this facility to any countries outside the United States which, in the opinion of Lucent have an unsatisfactory business or political climate, unless substitute collateral is available in form and substance acceptable to Lucent. If a country is approved by Lucent, then, prior to shipment to such foreign country:

                             (a) Globaltron shall provide a signed contract from the local PTT or other applicable business partner evidencing agreement to pay for minutes originated or terminated in the specific country where equipment will be located.

                             (b) Lucent shall sell equipment under the terms of a Conditional Sale Agreement, and shall retain title to such equipment. Globaltron shall permit its direct or indirect wholly owned subsidiaries to use such equipment under the terms of an operating lease, the form of which shall be acceptable to Lucent. Upon payment in full of amounts owed under the Conditional Sale Agreement, title shall transfer to Globaltron.

                             (c) Globaltron shall provide copies of documents evidencing the legal formation of the company in each foreign country that will hold the equipment prior to Lucent's shipment of the equipment, and the same documents for each parent of such company, if the parent is not Globaltron Communications Equipment.

                             (d)    Globaltron shall provide upstream
                                    guarantees of the Tranche I advances from its applicable direct of indirect subsidiaries, and such guarantees shall be secured by a pledge of stock of the foreign company holding the equipment provided in conjunction with Tranche I advances.

                             (e)    Globaltron shall provide evidence of
                                    insurance with acceptable insurers covering all commercially standard risks of loss (including property and boiler/machinery coverage) naming Lucent as Loss Payee and Additional Insured.

3. Security Interest. Advances under Tranche I and III will be secured by all assets of Globaltron, including a first lien position on accounts receivable and contract rights. Lucent shall perfect its security interest in each foreign location when possible, with the cost of such fillings and legal work needed to enact such filings to be reimbursed by Globaltron. Tranche II will be secured by a first position security interest evidenced by a UCC 1 filing in the specific equipment purchased with the proceeds of this facility.

4. Warrants. Globaltron shall issue to Lucent warrants at a strike price of $5.oo per share in an amount equal to 50% of the aggregate amount of advances drawn under Tranche I, and such warrants shall remain outstanding for five years, regardless of whether the advances are subsequently repaid.

5. Review of Financial Performance. Globaltron shall provide CPA audited financial statements within 90 days after the close of each fiscal year end and company, prepared monthly financials within 30 days of the close of each month end, commencing after the execution of the master lease.

6. Additional Information. Globaltron shall provide additional information regarding operating performance or projected performance upon request.

7. Acceleration. The principal indebtedness and all accrued but unpaid interest on Tranche I advances will become immediately due and payable in the event of and upon the date of an IPO or a change of control.

Both sides recognize that this term sheet is not a definitive agreement or a commitment to provide financing of any type. The terms of this proposal will be set forth in the lease agreement and other documentation to be provided to the company, with both parties agreeing upon the terms and provisions thereof. If Lucent does not receive an executed copy of this term sheet by August 31, 1999, this proposal shall become null and void.


Signed and Accepted:


/s/ illegible                               /s/ illegible
--------------------------------------      --------------------------------
Globaltron  Communications Corporation      Lucent Technologies Inc.,
                                            InterNetworking Systems

Date: 8/22/99                                Date: 8/24/99
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